Exhibit 10.31

REVISED

701 Gateway Blvd. Suite 200

South San Francisco, CA 94080

June 4, 2015,

Heather D. Turner

Dear Heather:

It is with great pleasure that I offer you employment at Atara, Inc. (the “Company”) as a Vice President and General Counsel. It will be rewarding to work together, seeing the vision for a unique model for a biotech company continue to be validated. We are in pursuit of medicines to address complex diseases, and every employee’s contribution matters to the patients we intend to serve.

Your employment with the Company pursuant to this letter agreement will commence no later than July 6, 2015. After reviewing the offer, please do not hesitate to contact J. Mike Smith or me should you have any questions. The offer is subject to routine reference checks and the completion of Atara Bio’s standard employment application.

Position. Your title will be as a Vice President, General Counsel, and subject to the approval of the Board of Directors, Secretary. This is a full-time position. Your initial responsibilities will include such things as providing advice and counsel on a wide range of legal, regulatory and clinical development areas, advise senior management on matters related to securities law compliance and corporate governance, provide counsel on both business and legal ramifications of significant company initiatives, etc. As appropriate to the position, we may assign you other duties from time to time. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation. The Company will pay you a starting salary at the rate of $320,000 per year, payable in accordance with the Company’s standard semi-monthly payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for a discretionary bonus for each fiscal year provided however, that if your first day of employment with the Company is after October 1 of any given year, you will not be eligible for a bonus for that fiscal year. Whether you receive a bonus for any fiscal year, and the amount of any such bonus, will be determined by the Company in its sole discretion and will generally be based upon the over-all performance of the company and your achievement of individual annual performance milestones to be established by the two of us. Your target bonus will be equal to $112,000 annually (or 35% of your base salary in effect at the end of the fiscal year for which the bonus is to be paid), prorated for your first year of employment as follows: for any fiscal year where you have been actively employed for less than twelve months, your bonus target will be multiplied by a percentage equal to (12-X/12) where X equals the number of months not worked during that fiscal year. Any employee hired at or after October 1st of any given year will have his/her bonus target prorated up for the following year (12 + X/12) where X equals the number of months worked in the prior year starting at or after October 1st. Any bonus awarded for a fiscal year will be paid within 2 1/2 months after the close of that fiscal year, and you must be employed on the payment date in order to earn the bonus. The determinations of the Company with respect to your bonus will be final and binding.

Sign-on Bonus. The Company will provide you with $40,000 as a new hire bonus subject to mandatory tax withholdings and other required deductions. Such bonus will be paid as soon as practicable after you are hired, and will be repayable to the Company should you leave within one year of your starting date on a voluntary basis

Equity Compensation. The Company will recommend to the Board of Directors that you be granted an option to purchase 130,000 shares of the Company’s Common Stock (“Option”). The option shall vest over four years of continuous service to the Company, with 25% of the options subject to the grant becoming vested after the completion of 12 months of continuous service following the Vesting Commencement Date, and the remaining option becoming vested in equal monthly installments over the following 36 months of continuous service. The “Vesting Commencement Date” will be the start date of your employment with the Company. The purchase price of the Common Shares, as well as all other matters related to the option, will be governed by and subject to the terms and conditions set forth in the Company’s equity incentive plan, and the stock option agreement you will be required to execute.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to accrue up to 160 hours of paid time off (PTO) in accordance with the Company’s vacation policy, as in effect from time to time.

Taxes. All payments made by the Company (or any Company affiliate) to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. You will be solely liable and responsible for the payment of your taxes arising as a result of any payment provided to you in connection with your employment including without limitation any unexpected or adverse tax consequences. Any such payments or benefits provided to you are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event any payment or benefit is deemed to be subject to Section 409A of the Code, you consent to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A of the Code. In addition, if you are a specified employee (within the meaning of Code Section 409A) at the time of your separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to you under this Agreement will be delayed and instead paid (without interest) to you upon the earlier of the first business day of the seventh month following your separation from service or your death.

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Miscellaneous. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (except for terms reserved to the Company’s discretion). The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join Atara Biotherapeutics. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 8, 2015. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Please also note that the Company intends to conduct customary background reference checks; however, this offer is not contingent on such reference checks.

If you have any questions, please call either J. Mike or me.

Very truly yours,

ATARA BIOTHERAPEUTICS, INC.

/s/ Isaac Ciechanover
By:	Isaac Ciechanover
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Heather D. Turner
Heather D. Turner

6-4-15
Date

Exhibit A

Proprietary Information and Inventions

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that ATARA BIOTHERAPEUTICS, INC., a Delaware corporation (the “Company”) and I, Heather D. Turner, have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarity that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

June 4, 2015

		Employee Signature	/s/ Heather Turner

		Name (Printed)	Heather Turner

Accepted and Agreed to:

ATARA BIOTHERAPEUTICS, INC.

By	/s/ Isaac Ciechanover
By:	Isaac Ciechanover
Title:	CEO

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

Result from any work performed by the employee for his employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER